                                                                      EXHIBIT 12


                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                  STATEMENT SETTING FORTH COMPUTATION OF RATIO
                           OF PROFIT TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                              Three Months
                                                  Ended
                                          ----------------------            Years Ended December 31,
                                          March 31,    March 31,   ------------------------------------------
                                             1995         1994      1994     1993     1992     1991     1990
                                          ---------    ---------   ------   ------   ------   ------   ------
                                                (Unaudited)

Income before cumulative effect of
  change in accounting for income
  taxes..............................         $17.8        $ 6.4   $ 32.2   $ 37.8   $ 34.0   $ 28.5   $ 26.2

Add:
  Provision for income taxes.........          11.1          3.5     19.3     21.3     17.6     14.4     12.0

Deduct:
  Equity in profit of partnerships...           (.2)         (.4)    (1.7)    (1.6)    (1.7)    (1.8)    (1.8)
                                             ------       ------   ------   ------   ------   ------   ------
Profit before taxes..................         $28.7        $ 9.5   $ 49.8   $ 57.5   $ 49.9   $ 41.1   $ 36.4
                                             ======       ======   ======   ======   ======   ======   ======
Fixed charges:
  Interest on borrowed funds.........         $66.3        $45.9   $212.1   $173.1   $174.4   $176.3   $153.2

  Rentals--at computed interest*.....            .4           .3      1.3      1.2      1.0      1.3       .6
                                             ------       ------   ------   ------   ------   ------   ------
Total fixed charges..................         $66.7        $46.2   $213.4   $174.3   $175.4   $177.6   $153.8
                                             ======       ======   ======   ======   ======   ======   ======
Profit before taxes plus fixed
  charges............................         $95.4        $55.7   $263.2   $231.8   $225.3   $218.7   $190.2
                                             ======       ======   ======   ======   ======   ======   ======
Ratio of profit before taxes plus
  fixed charges to fixed charges.....          1.43         1.21     1.23     1.33     1.28     1.23     1.24
                                             ======       ======   ======   ======   ======   ======   ======

______________________________
*  Those portions of rent expense that are representative of interest cost.